Exhibit 12.1



                                    STATEMENT RE: COMPUTATION OF EARNINGS TO FIXED CHARGES

                                                       Niku Corporation
                           Computation of Ratio of Earnings to Fixed Charges As of October 31, 2004
                                                         (Unaudited)

                                               Nine Months
                                                  Ended                              Year Ended January 31,
                                               October 31,
               (in thousands)                     2004        2004 (1)    2003 (1)     2002 (1)      2001 (1)     2000 (1)
               --------------                     ----       --------     --------     --------      --------     --------

 Income (loss) before income taxes            $   2,724      $  (20)     $ (37,572)   $(291,167)    $(130,513)   $ (36,487)
 Fixed charges:
   Interest expense                                  45          140            202          324           331          719
   Estimated interest within rental expense         505          736          2,309        4,127         1,260          363
      Total fixed charges                           550          876          2,511        4,451         1,591        1,082

 Excess (deficiency) of earnings
 available to cover fixed charges             $   2,724      $  (20)      $ (37,572)   $(291,167)    $(130,513)   $ (36,487)

 Ratio of earnings to fixed charges (2)               5          (0)             -             -             -            -


(1) Earnings were inadequate to cover fixed charges by $20,000, $37.6 million, $291.2 million, $130.5 million and $36.5 million for the years ended January 31, 2004, 2003, 2002, 2001 and 2000, respectively.

(2)   For purposes of calculating this ratio, "earnings" consists of net income
      (loss) before income taxes. Fixed charges consist of interest expense and the component of rental expense believed by management to be representative of the interest factor thereon.